EXHIBIT 10.8

AMENDMENT TO THE
AMENDED AND RESTATED
LIVERAMP HOLDINGS, INC.
NON-QUALIFIED DEFERRAL PLAN

WHEREAS, LiveRamp Holdings, Inc. (the “Company”) maintains the LiveRamp Holdings, Inc. Non-Qualified Deferral Plan (the “Plan”), amended and restated effective January 1, 2009;

WHEREAS, the Company wishes to limit eligibility to participate in the Plan; and

WHEREAS, Section 6.3 of the Plan authorizes the Board or a properly authorized committee of the Board to amend the plan from time-to-time.

NOW, THEREFORE, BE IT RESOLVED, the Company hereby amends the Plan, effective January 1, 2020, as follows:

1.     Plan Section 1.2(h) is restated in its entirety as follows:
Eligible Employee: A person employed by the Employer or by any member of a “controlled group” (as defined in Code Section 414(b)) or any entity under “common control” (as defined in Code Section 414(c)) who is a participant in the Retirement Savings Plan and who is a highly compensated employee within the meaning of Code Section 414(q) and the Department of Treasury regulations thereunder or any other person designated as a Participant in writing by the President of the Employer or the Employer’s Board of Directors whether by name, position or in any other matter; provided, however, such designated person is a member of the select group of management or a highly compensated employee within the meaning of Section 201 of the Employee Retirement Income Security Act of 1974 and the regulations and rulings promulgated thereunder by the Department of Labor. Effective January 1, 2020, only the following two categories of employees shall be eligible to participate in the Plan: (a) an employee in A-F category, or (b) an employee that is currently deferring to the Plan as of December 1, 2019.
IN WITNESS WHEREOF, the party hereto has executed this amendment on the 12th day of November, 2019.
                        LIVERAMP HOLDINGS, INC.

                        By: /s/ Jerry C. Jones